Filed Pursuant to Rule 424(b)(3) and (b)(7)

SUPPLEMENT TO PROSPECTUS SUPPLEMENT NO. 1	File Number 333-138825
TO PROSPECTUS DATED NOVEMBER 17, 2006
(Prospectus Supplement No. 1 dated December 5, 2006)
American Financial Realty Trust

     This supplement updates the prospectus supplement no. 1 to prospectus dated November 17, 2006 relating to the resale of 266,491 common shares of beneficial interest of American Financial Realty Trust, which shares may be currently owned or may be acquired by converting units of limited partnership interest in our operating partnership, First States Group, L.P., into common shares by the selling shareholders named in the prospectus supplement no. 1, and any of their pledgees, donees, transferees or other successors in interest.
     The Selling Shareholders table, appearing under the heading “Selling Shareholders” beginning on page 2 of the accompanying prospectus supplement no. 1, hereby is supplemented with the updated information below. The following updated information is based upon information provided to us by the selling shareholder and is accurate to the best of our knowledge as of January 9, 2007.

Percentage of All
	Number of		Common Shares	Beneficial Ownership
	Shares	Shares	Beneficially	After Resale of Shares
	Beneficially	Being	Owned Before	Number of
Selling Shareholder(1)	Owned	Registered	Resale	Shares(2)	Percentage
Holder of Common Shares (Unaffiliated with the Company)
The Mount Pleasant Foundation(3)	98,712	98,712	*	—	*
*	Represents less than 1%

(1)	This table is based upon information that was provided to us by the selling shareholder named in this supplement to prospectus supplement no. 1 prior to its filing. As a result, the selling shareholder may have sold, transferred or otherwise disposed of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or it may have acquired other shares, since the date on which it first provided information to us regarding its shares.

(2)	Assumes the sale by the selling shareholder of only those shares presented in the column “Shares Being Registered,” and no sale of such other securities that are beneficially owned by the selling shareholder as presented in the column entitled “Number of Shares Beneficially Owned.”

(3)	The Mount Pleasant Foundation is controlled by Shelley D. Schorsch, our Senior Vice President of Corporate Affairs until her separation from the Company on June 30, 2005. Ms. Schorsch is the spouse of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees until his separation from the Company on August 16, 2006.